Exhibit 4.6

SOUTHERN FIRST BANCSHARES, INC.
2016 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into as of this day of _________, between Southern First Bancshares, Inc., a South Carolina corporation (the “Company”), and _________ (the “Optionee”).

WHEREAS, on March 15, 2016, the Board of Directors of the Company adopted the “Southern First Bancshares, Inc. 2016 Equity Incentive Plan” (the “Plan”), and recommended that the Plan be approved by the Company’s shareholders;

WHEREAS, the Company’s shareholders approved the Plan at the annual meeting of shareholders held on May 17, 2016;

WHEREAS, the Committee has granted the Optionee a stock option to purchase the number of shares of the Company’s common stock as set forth below, and in consideration of the granting of that stock option the Optionee intends to remain in the employ of the Company;

WHEREAS, the Company considers it desirable and in its best interest that the Optionee be provided an inducement to acquire an ownership interest in the Company and an additional incentive to advance the interest of the Company through the grant of an option to purchase shares of common stock of the Company pursuant to the Plan; and

WHEREAS, the Company and the Optionee desire to enter into a written agreement with respect to such option in accordance with the Plan.

NOW, THEREFORE, as an employment incentive and to encourage stock ownership, and also in consideration of the mutual covenants contained herein, the Company and the Optionee agree as follows.

1. Incorporation of Plan. This option is granted pursuant to the provisions of the Plan and the terms and definitions of the Plan are incorporated herein by reference and made a part hereof. A copy of the Plan has been delivered to, and receipt is hereby acknowledged by, the Optionee.

2. Grant of Option. Subject to the provisions stated in this Agreement, the Company hereby evidences its grant to the Optionee, not in lieu of salary or other compensation, of the right and option (the “Option”) to purchase the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth below, exercisable in the amounts and at the time specified below. This Option is intended to be an _____________.

Date of Grant:

Number of Shares:

Exercise Price:

Option Vesting Schedule:	Options are exercisable with respect the shares of Common Stock as follows, subject in each case to continued employment by the Company or a subsidiary of the Company through such date, and subject to the provisions of Section 7 of this Agreement:

No. of Shares	Vesting Date

Option Exercise Period: All options expire and are void unless exercised on or before _________.

3. Exercise Terms. The Optionee must exercise the Option for at least the lesser of 100 shares or the number of shares of Stock as to which the Option remains unexercised but exercisable. If this Option is not exercised with respect to all or any part of the shares subject to this Option prior to its expiration, the shares with respect to which this Option was not exercised shall no longer be subject to this Option.

4. Restrictions on Transferability. No Option shall be transferable by an Optionee other than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee (or by such Optionee’s guardian or legal representative, should one be appointed). If the shares purchased pursuant to the exercise of an Incentive Stock Option are transferred by the Optionee, except pursuant to the Optionee's will or the laws of descent and distribution, prior to such date which is the later of two years after the grant of such Incentive Stock Option or one year after the transfer of the shares to the Optionee pursuant to the exercise of such Incentive Stock Option, the transfer is a "disqualifying disposition" for tax purposes and the Optionee shall report such transfer to the Company.

5. Notice of Exercise of Option. This Option may be exercised by the Optionee, or by the Optionee’s administrators, executors or personal representatives, by a written notice (in substantially the form of a Notice of Exercise approved by the Company) signed by the Optionee, or by such administrators, executors or personal representatives, and delivered or mailed to the Company as specified in this Agreement to the attention of the Chief Financial Officer or such other officer as the Company may designate. Any such notice shall (a) specify the number of shares of Common Stock which the Optionee or the Optionee’s administrators, executors or personal representatives, as the case may be, then elects to purchase hereunder, (b) contain such information as may be reasonably required by the Company pursuant to this Agreement, and (c) be accompanied by (i) consideration in the form of any cashless exercise (such consideration having been approved by the Administrator upon the granting of this Option), including by means of a net exercise whereby the Company issues net Shares and the remaining balance of the Shares to satisfy the Participant’s tax withholding obligations; (ii) unrestricted shares of Common Stock already owned by the Participant (based on the Fair Market Value on the date the Option is exercised); (iii) any other form of consideration subsequently approved by the Administrator and permitted by applicable law; or (iv) a combination of a certified or cashier’s check accompanied by a number of shares of stock which equal under (i), (ii) or (iii) the total Exercise Price applicable to such shares purchased hereunder. Upon receipt of any such notice and accompanying payment, and subject to the terms hereof, the Company agrees to issue to the Optionee or the Optionee’s administrators, executors or personal representatives, as the case may be, stock certificates for the number of shares specified in such notice registered in the name of the person exercising this Option.

6. Adjustment in Option. The number of Shares subject to this Option, the Exercise Price, and other matters are subject to adjustment during the term of this Option in accordance with Sections 4, 6, 9, 10, 11 and 14 of the Plan. In the event of a Change of Control, (i) this Option will automatically vest in full and (ii) any performance conditions imposed with respect to this Option shall be deemed to be fully achieved immediately prior to the consummation of the Change of Control.

7. Termination of Employment.

(a) In the event of the termination of the Optionee’s employment (including due to retirement) with the Company or any of its Subsidiaries, other than a termination that is either (i) for Cause, or (ii) for reasons of death or Permanent and Total Disability, all vesting of the Option shall cease and the Optionee may exercise the vested portion of the Option at any time within a period ending on the earlier of (a) the last day of the period ending 90 days after such termination of employment or (b) the expiration date of this Option, to the extent of the number of shares which were vested but not exercised or otherwise forfeited as of the date of such termination (and thereafter this Option shall be deemed terminated and shall not be or become exercisable).

(b) In the event of a termination of the Optionee’s employment for Cause, this Option, to the extent not previously exercised, shall terminate immediately and shall not thereafter be or become exercisable.

(c) In the event of termination of employment because of the Optionee’s Permanent and Total Disability, all vesting of the Option shall cease and the Optionee (or his or her personal representative) may exercise the vested portion of the Option, within a period ending on the earlier of (a) the last day of the one-year period following the Optionee’s Permanent and Total Disability or (b) the expiration date of this Option, to the extent of the number of shares which were vested but not exercised or otherwise forfeited as of the date of such termination.

(d) In the event of the Optionee’s death while employed by the Company or any of its Subsidiaries or within 90 days after a termination of such employment (if such termination was not for Cause), the appropriate persons described in Section 5 hereof or persons to whom all or a portion of this Option is transferred in accordance with Section 4 hereof may exercise this Option, to the extent vested, at any time within a period ending on the earlier of (a) the last day of the twelve month period following the Optionee’s death or (b) the expiration date of this Option. If the Optionee was an employee of the Company at the time of death, all vesting of the Option shall cease as of the date of death, and this Option may be so exercised to the extent of the number of shares that were vested but not exercised or otherwise forfeited as of the date of death. If the Optionee’s employment terminated prior to his or her death, all vesting of the Option shall have ceased as of the date of termination, and this Option may be exercised only to the extent of the number of shares covered by this Option which were vested but not exercised or otherwise forfeited as of the date of such termination.

This Option does not confer upon the Optionee any right with respect to continuance of employment by the Company or by any of its Subsidiaries. This Option shall not be affected by any change of employment so long as the Optionee continues to be an employee of the Company or one of its Subsidiaries.

8. Compliance with Regulatory Matters. The Optionee acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law and the Optionee hereby agrees that the Company shall not be obligated to issue any shares of Stock upon exercise of this Option that would cause the Company to violate law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the Securities and Exchange Commission) having jurisdiction over the affairs of the Company. The Optionee agrees that he or she will provide the Company with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of Stock complies with the provisions described by this Section 8.

9. Miscellaneous.

(a) This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns.

(b) Unless the context clearly indicates to the contrary, all capitalized terms used herein shall have the meanings as set forth in this Agreement, or in the event a capitalized term is not clearly described in this Agreement, the meanings as set forth in the Plan.

(c) This Agreement is executed and delivered in, and shall be governed by the laws of, the State of South Carolina.

(d) Income realized by the Optionee pursuant to this Agreement shall not be included in the Grantee’s earnings for the purpose of any benefit plan of the entity in which the Optionee may be enrolled or for which the Optionee may become eligible unless otherwise specifically provided for in such plan.

(e) Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to the Optionee, at the address set forth below and, if to the Company, to the executive offices of the Company at 100 Verdae Boulevard, Suite 100, Greenville, SC, Attn: Chairperson of the Compensation Committee.

(f) This Agreement may not be modified except in writing executed by each of the parties hereto. Notwithstanding the previous sentence, the Administrator reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under the Company’s “clawback” policy regarding incentive compensation, or such “clawback” requirements under the Sarbanes–Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Stock Option Agreement to be executed on behalf of the Company and the Company’s seal to be affixed hereto and attested by the Secretary or an Assistant Secretary of the Company, and the Optionee has executed this Stock Option Agreement under seal, all as of the day and year first above written.

SOUTHERN FIRST BANCSHARES, INC.

By:

Name:

Title:

OPTIONEE

By:

Name:

Address:

Attachments:

1. 2016 Equity Incentive Plan